Exhibit 99.1

CINEDIGM REACHES AGREEMENT TO RETIRE OVER $50 MILLION IN CONVERTIBLE NOTES IN ACCRETIVE EXCHANGE TRANSACTION

AGREEMENT IS IN CONJUNCTION WITH RECENTLY ANNOUNCED BISON CAPITAL STRATEGIC INVESTMENT

LOS ANGELES (July 10, 2017) - Cinedigm Corp. (NASDAQ: CIDM) (the “Company” or “Cinedigm”) today announced that on July 10, 2017, the Company entered into two Exchange Agreements (the “Exchange Agreements”) with certain beneficial owners of Notes (collectively, the “holders”) representing in the aggregate approximately 99%, or approximately $50 million, of the outstanding principal amount of the Company’s outstanding 5.5% Convertible Senior Notes due 2035 (the “Notes”) pursuant to which the holders thereof will exchange their outstanding Notes for a combination of cash, shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), and second lien notes (the “Second Lien Notes”) issued pursuant to the Company’s Second Lien Loan Agreement dated as of July 14, 2016 among the Company, Cortland Capital Market Services LLC, as Agent (the “Agent”), and the lenders party thereto, as amended (the “Second Lien Loan Agreement”) (the “Note Exchanges”).

The Note Exchanges are expected to occur over time and to be completed concurrently with the closing of the previously announced sale of Common Stock to Bison Entertainment Investment Limited, a wholly owned subsidiary of Bison Holding Company Ltd. (“Bison Capital”) (together, the “Transactions”), pursuant to the previously disclosed Stock Purchase Agreement dated as of June 29, 2017 between the Company and Bison Capital (the “Stock Purchase Agreement”).

Both Exchange Agreements provide for the holders of Notes to exchange their Notes for cash and shares of Common Stock at a ratio of $350 in cash and 73.33 shares of Common Stock per $1,000 of Notes (the “Exchange Ratio”). One Exchange Agreement also provides for the holder party thereto to exchange $1,827,000 principal amount of its Notes for $1,462,000 principal amount of Second Lien Notes, which exchange is to occur shortly after execution of the Exchange Agreement, and prior to any other exchange with such holder. All Notes, other than those Notes exchanged for Second Lien Notes, may be surrendered by any holder party to an Exchange Agreement in exchange for the Common Stock portion of the Exchange Ratio. Holders of Notes who did not receive Second Lien Notes will exchange $1,143,000 principal amount of their Notes for 761,993 shares of Common Stock (exclusive of fractional shares), which exchange is to occur shortly after execution of the Exchange Agreement. Holders of Notes may surrender Notes in exchange for Common Stock periodically until the closing of the Transactions. Prior to closing the Transactions, the Company shall not issue more than 19.99% of the Common Stock of the Company outstanding as of the date of signing the Exchange Agreements. At Closing, the holders will exchange all of their remaining Notes for cash and shares such that all of the exchanges with such holders (other than the exchange for Second Lien Notes), in the aggregate and excluding the portion exchanged into Second Lien Notes, reflect the Exchange Ratio. The Company has agreed with certain holders that the number of shares of Common Stock deliverable to such holder at closing of the Transactions is subject to reduction in the event the volume weighted average price of the Common Stock for the 15 business days prior to the closing of the Transactions (the “Reference Price”) is greater than $2.50, in which case the number of shares of Common Stock deliverable is reduced by multiplying the shares deliverable to such Holder by a fraction equal to $2.50 divided by the Reference Price. In addition, for the same holders, in the event at the closing of the Transactions the Reference Price is less than $1.50, the Company will be obligated to pay to holders an additional amount of cash equal to the positive difference between $1.50 and the Reference Price, in which case the Company may also elect to deliver cash in the amount of $1.50 per share of Common Stock in lieu of issuing any shares to the holder of Notes. The Exchange Agreement may be terminated under certain circumstances, including if the Transactions are not consummated under the Stock Purchase Agreement.

The Company expects to hold a meeting of stockholders in the third quarter of 2017, at which time it will seek the approval of its stockholders of the Transactions, including the issuance of the shares of Common Stock pursuant to the Note Exchanges in excess of the 19.99% limit.

The Transactions, including the Note Exchanges, are subject to a number of closing conditions, including the receipt of stockholder, lender and regulatory approvals, including CFIUS approval.

“This agreement to retire approximately $50 million of our Convertible Notes in an accretive exchange transaction is a very positive step for Cinedigm and a significant element of our recently announced strategic investment by Bison Capital,” said Chris McGurk, Cinedigm Chairman and CEO. “I want to thank the Convertible Note Holders who participated in this exchange transaction, which strengthens our balance sheet and helps set the stage for us to achieve the strategic opportunities of the Bison Agreement.”

Regions Securities LLC acted as financial advisor, Peritus Group LLC acted as strategic consultant, and Kelley Drye & Warren LLP acted as legal counsel to Cinedigm.

About Cinedigm

Cinedigm powers custom content solutions to the world’s largest retail, media and technology companies. We provide premium feature films and series to digital platforms including iTunes, Netflix, and Amazon, cable and satellite providers including Comcast, Dish Network and DirecTV, and major retailers including Walmart and Target. Leveraging Cinedigm’s unique capabilities, content and technology, the Company has emerged as a leader in the fast-growing over-the-top channel business, with four channels under management that reach hundreds of millions of devices while also providing premium content and service expertise to the entire OTT ecosystem. Learn more about Cinedigm at www.cinedigm.com.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. www.cinedigm.com. [CIDM-E]

Safe Harbor Statement
Investors and readers are cautioned that certain statements contained in this document are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning completion of the transactions described in this document, future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

For more information:

Jill Newhouse Calcaterra

Cinedigm

jcalcaterra@cinedigm.com

310/466-5135